As filed with the Securities and Exchange Commission on February 9, 2017

Registration No. 333-214049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-4484428
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

(808) 457-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David G. Watumull

President and Chief Executive Officer

Cardax, Inc.

2800 Woodlawn Drive, Suite 129

Honolulu, Hawaii 96822

(808) 457-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard M. Morris, Esq.

Herrick, Feinstein LLP

2 Park Avenue

New York, New York 10016

(212) 592-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock, $0.001 par value per share, issuable pursuant to the Equity Purchase Agreement	8,820,509	$0.205	$1,808,204.35	$209.57

(1)	We are registering an aggregate of 8,820,509 shares of our common stock, which is comprised of (i) 7,320,509 shares of our common stock (the “Put Shares”) that we may put to Southridge Partners II LP (“Southridge” or the “Selling Stockholder”) pursuant to a private equity purchase agreement (the “Equity Purchase Agreement”) between the Selling Stockholder and the registrant entered into on July 13, 2016, and (ii) 1,500,000 shares of our common stock (the “Initial Shares”) that we issued to Southridge upon execution of the Equity Purchase Agreement. In the event of stock splits, stock dividends, or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that adjustment provisions of the Equity Purchase Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, computed based upon the average of the closing bid and ask price price per share of the registrant’s common stock on February 6, 2017 on the OTCQB.

(3)	This amount represents the maximum aggregate value of the shares of our common stock covered by this prospectus.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Cardax, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on February 9, 2017, is being filed for the sole purpose of filing Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

5.1	Opinion of Herrick, Feinstein LLP(*)

23.2	Consent of Herrick, Feinstein LLP (contained in the Opinion of Herrick, Feinstein, LLP under Exhibit 5.1(*)

(*)	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City and County of Honolulu, State of Hawaii on February 9, 2017.

CARDAX, INC.

By:	/s/ David G. Watumull
Name:	David G. Watumull
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer and Director:	Title	Date

/s/ David G. Watumull	President, Chief Executive Officer, and Director	February 9, 2017
David G. Watumull

Principal Financial Officer and Principal Accounting Officer:	Title	Date

/s/ John B. Russell	Chief Financial Officer	February 9, 2017
John B. Russell

Additional Directors:	Title	Date

/s/ George W. Bickerstaff, III	Chairman	February 9, 2017
George W. Bickerstaff, III

/s/ Terence A. Kelly	Director	February 9, 2017
Terence A. Kelly, Ph.D.

/s/ Michele Galen	Director	February 9, 2017
Michele Galen

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